Exhibit 99.1

PRESS RELEASE

Information Analysis Incorporated Announces Acquisition of Tellenger, Inc.

FAIRFAX, VA / April 7, 2021 /

Information Analysis Incorporated (OTCQB: IAIC), an information technology modernization and services company, announced today it has acquired Tellenger, Inc., a provider of cybersecurity, cloud, and data analytics services, to support companies in protecting their cyber systems and infrastructure.

“The innovations from the talented team at Tellenger, Inc. will further accelerate our suite of cyber, cloud, and data analytics designed to help financial institutions, merchants and governments secure their digital assets,” explained Stan Reese, President and CEO of IAI. “Through a powerful combination of product and services, and data-driven advanced technology, Tellenger offers an exciting opportunity to complement our existing strategy and technology to expand into the cyber and cloud space.”

With Tellenger’s range of products and services, organizations can proactively manage cyber and cloud risks, better safeguarding critical intellectual property and preventing large-scale data breaches and ransomware attacks. In addition to IAI solutions, Tellenger, Inc. will continue to provide cyber security solutions across a broader set of industries, including healthcare, manufacturing, and government sectors.

“IAI stands out as a true innovator, focusing on the real problems of real businesses,” said Heather Tortorelli, CEO and co-founder of Tellenger, Inc. “By becoming part of IAI’s team, we have an opportunity to scale our solution and help companies in new industries to take steps to better manage their cybersecurity and cloud risk.”

Tellenger is expected to be accretive to IAI in revenue and earnings in its first year.

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a web application and e-business solutions provider, as well as a software conversion specialist, modernizing legacy systems and extending their reach to the internet and more modern platforms.

About Tellenger, Inc.

Founded in 2007, Tellenger specializes in cybersecurity, cloud solutions, software development, and data analytics. From business process re-engineering to cloud assessments and migration to cybersecurity and more, they assist Federal organizations such as DHS, the Marine Corps, and HHS agencies, in ultimately helping and servicing the American people. Every project is approached with a standardized set of processes, appraised at CMMI Level 3, that have proven to reduce risk and ensure success.

Additional information for investors

This release may contain forward-looking statements regarding the Information Analysis Incorporated’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete those contracts. Investors should read and understand the risk factors detailed in IAI’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and 2020, and in other filings with the Securities and Exchange Commission.

For additional information contact:

Matt Sands – CFO

(703) 293-7925

msands@infoa.com